EXHIBIT 17

March 29, 2018

To the Board of Directors:

As a result of personal matters beyond my control, I hereby resign my position on the Board of Director of Global Equity International Inc. effective immediately.

I would like to thank the Board for the opportunity and wish the Company the best of luck in the future.

Yours sincerely,

/s/ Patrick V. Dolan
Patrick V. Dolan

Global Equity International Inc. and Subsidiaries

Office 3305, X3 Jumeirah Bay, JLT, Dubai, UAE.

Tel. + 971 (0) 42 767576 / + 1 321 200 0142 / + 44 203 239 3824

1